Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter and Full Year Earnings

Oswego, New York, February 6, 2012 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank, (NASDAQ: PBHC) announced reported net income of $436,000 and basic and diluted earnings per share of $0.10 for the three-month period ended December 31, 2011 compared to net income of $686,000 and basic and diluted earnings per share of $0.23 for the same period in 2010.  This decrease in net income was due primarily to recording $155,000 in noninterest income during the fourth quarter of 2010 from life insurance proceeds in connection with the death of a former director.  The Company’s return on average assets and return on average equity for the fourth quarter of 2011 were 0.41% and 4.41%, respectively, as compared to 0.68% and 8.54% for the same prior year period.  For the twelve months ended December 31, 2011, the Company reported net income of $2.3 million, or $0.53 per basic share and $0.52 per diluted share, compared to $2.5 million, or $0.82 per basic and diluted share, for the twelve months ended December 31, 2010.  The decrease in basic and diluted earnings per share for 2011 was principally due to the accelerated accretion on preferred stock totaling $470,000, or $0.19 per basic and diluted share related to the Company’s participation in and exit from the U. S. Treasury’s Capital Purchase Program.

“The reduction in earnings from the prior year reflects both lower asset yields from a flattening yield curve, and higher costs associated with our new Cicero branch, as well as increased costs related to employee benefit plans and our participation in the Small Business Lending Fund”, said Thomas W. Schneider, President and CEO.  “The more positive metrics are the continued strong, balanced, and diversified growth within our loan and deposit portfolios.  That growth, which is well in excess of market growth, demonstrates our commitment to quality customer service and strengthens our balance sheet for future earnings within a cyclical interest rate environment.” added Mr. Schneider.

Net interest income for the three-month period ended December 31, 2011 was $3.6 million as compared to $3.4 million for the three-month period ended December 31, 2010.  This increase in net interest income between comparable quarters was driven by an increase in average earning assets of $24.0 million, due principally to a $16.0 million increase in average residential mortgage loans.  The tax equivalent net interest margin for the fourth quarter of 2011 was 3.68%, 3 basis points less than the same prior year quarter caused by the yields on average earning assets decreasing more than the decline in the cost of interest bearing liabilities.

Noninterest income for the three-month period ended December 31, 2011 was $593,000, a $253,000 decrease from the same period in 2010, and was driven by the above mentioned noninterest income from life insurance proceeds in 2010 and the reduction of $38,000 in extended overdraft fees when comparing year over year fourth quarter periods.

Noninterest expense for the fourth quarter of 2011 was $3.3 million as compared to $3.1 million for the fourth quarter of 2010.  Personnel expenses totaled $1.8 million, an increase of $290,000 over the fourth quarter of 2010.  This increase was largely due to salaries stemming from the staffing of our new Cicero branch location, Company-wide wage increases, increased stock option and Employee Stock Ownership Plan (“ESOP”) compensation expense, and increased pension costs.  Offsetting these increases was a decrease in the FDIC assessment expenses of $54,000 when comparing the year over year fourth quarter periods as the FDIC implemented a new assessment base and related rates earlier in 2011 which allowed smaller banking institutions to realize a decrease in overall assessment charges.

The Company recorded $270,000 in provision for loan losses for the three-month period ended December 31, 2011, a nominal increase from the $263,000 recorded in the same prior year period.  Net charge-offs for the fourth quarter of 2011 were $292,000, an increase of $95,000 over the same prior year period, due largely to the charge-off of one large commercial relationship that was previously provided for within the Allowance for Loan and Lease Loss (“ALLL”).  This compares to net charge-offs of $197,000 recorded in the fourth quarter of 2010.

For the twelve-month period ended December 31, 2011, the Company recorded net interest income of $14.3 million, a $1.0 million increase over the same prior year period.  This increase was driven by a 3 basis point increase in tax equivalent net interest margin to 3.76% for the twelve-month period ended December 31, 2011.  Average earning assets for this same period were $386.1 million as compared to $363.2 million for the twelve-month period ended December 31, 2010, a $22.9 million increase due principally to an increase of $15.2 million in average residential real estate loans to $153.7 million.  In addition, average balances of mortgage-backed securities increased $10.9 million from 2010 to 2011.

Noninterest income for the twelve-month period ended December 31, 2011 was $3.2 million up slightly from the $3.0 million recorded for the same period in 2010.  This increase was principally due to gains on sales of investment securities, loans and foreclosed real estate of $741,000 for the full year 2011 as compared to $166,000 for the full year 2010.  Additionally, merchant card service fees and debit card fees totaling $395,000 increased $59,000 over the same prior year period.   Partially offsetting this increase was a $244,000 decrease in service charges on deposit accounts, due to the decrease in consumer extended overdraft fees, and a $210,000 reduction from income on Bank Owned Life Insurance.

Noninterest expense for the twelve-month period ended December 31, 2011 was $13.1 million, an increase of $1.3 million over the prior year.  Personnel expenses increased $950,000 due principally to staffing of the new Cicero branch location, the increased compensation costs related to the ESOP and stock option programs implemented in 2011, increased pension costs and annual wage rate increases.  Additionally, advertising expenses increased $169,000 largely related to the opening of our Cicero branch location.  Legal and consulting fees increased $169,000, in part to support the implementation of the Company’s participation in the United States Treasury Small Business Lending Fund, the implementation of the ESOP, and activities related to the review of the Company’s retirement and compensation plans.  These increases were partially offset by a decrease in FDIC assessment expenses of $125,000, all between comparable twelve-month periods.

The Company recorded $940,000 in provision for loan losses for the year ended December 31, 2011, as compared to $1.1 million for the prior year.  Net charge-offs for 2011 were $607,000 as compared to $480,000 for 2010, a $127,000 increase due largely to the previously mentioned charge-off of a commercial relationship in the fourth quarter of 2011.  This increase in net charge-offs for the current year period was provided for through the Company’s provision for loan losses in prior periods.  The ALLL to period end loans at December 31, 2011 was 1.31%, as compared to 1.28% at December 31, 2010.  This increase was due to additions to the ALLL through 2011 exceeding net charge-offs for the same period and to accommodate loan growth.

Total assets at December 31, 2011 were $443.0 million as compared to $408.5 million at December 31, 2010, an increase of 8.4%.  Total loans at these same dates were $304.8 million and $285.3 million, an increase of 6.8%.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31		ended December 31,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010

Condensed Income Statement
Interest and dividend income	$4,638	$4,609	$18,604	$18,139
Interest expense	1,059	1,196	4,341	4,808
Net interest income	3,579	3,413	14,263	13,331
Provision for loan losses	270	263	940	1,050
	3,309	3,150	13,323	12,281
Noninterest income excluding net gains (loss) on sales of
securities, loans and foreclosed real estate	603	809	2,451	2,854
Net gain (loss) on sales of securities,
loans and foreclosed real estate	(10)	37	741	166
Noninterest expense	3,253	3,083	13,148	11,789
Income before income taxes	649	913	3,367	3,512
Provision for taxes	213	227	1,044	1,007
Net Income	$436	$686	$2,323	$2,505
Preferred stock dividends and discount accretion	187	116	1,003	462
Net income available to common shareholders	$249	$570	$1,320	$2,043

Key Earnings Ratios
Return on average assets	0.41%	0.68%	0.55%	0.64%
Return on average equity	4.41%	8.54%	6.75%	8.07%
Net interest margin (tax equivalent)	3.68%	3.71%	3.76%	3.73%

Share and Per Share Data
Basic weighted average shares outstanding	2,496,127	2,484,832	2,489,813	2,484,832
Basic earnings per share*	$0.10	$0.23	$0.53	$0.82
Diluted weighted average shares outstanding	2,536,619	2,507,821	2,536,100	2,489,101
Diluted earnings per share*	$0.10	$0.23	$0.52	$0.82
Cash dividends per share	$0.03	$0.03	$0.12	$0.12
Book value per common share at December 31, 2011 and 2010			$9.49	$9.81

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends and discount accretion
Weighted average shares outstanding do not include unallocated ESOP shares.

	December 30,	December 31,	December 31,
	2011	2010	2009
Selected Balance Sheet Data
Assets	$442,980	$408,545	$371,692
Earning assets	411,478	380,154	343,071
Total loans	304,750	285,296	262,465
Deposits	366,129	326,502	296,839
Borrowed Funds	26,074	41,000	36,000
Allowance for loan losses	3,980	3,648	3,078
Junior Subordinated Debt	5,155	5,155	5,155
Shareholders' equity	37,841	30,592	29,238

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.21%	0.18%	0.11%
Allowance for loan losses to period end loans	1.31%	1.28%	1.17%
Allowance for loan losses to nonperforming loans	84.18%	61.58%	133.07%
Nonperforming loans to period end loans	1.55%	2.08%	0.88%
Nonperforming assets to total assets	1.19%	1.54%	0.67%